Registration No. 33-38853
                                                          Rule 424(b)(3)

           SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED JUNE 25, 1991

                Merrill Lynch Mortgage Investors, Inc., Seller
          PrimeFirst(Registered Trademark) Adjustable Rate Mortgage
                Senior/Subordinate Pass-Through Certificates,
                   Series 1991F, Class A-1 and A-2 (Senior)

                   Merrill Lynch Credit Corporation, f/k/a
                    MERRILL LYNCH EQUITY MANAGEMENT, INC.
                               Master Servicer
_____________________________________________________________________________

     On June 27, 1991, the PrimeFirst(Registered Trademark) Adjustable Rate Mortgage Senior/Subordinate Pass-Through Certificates, Series 1991F, Class A-1 and A-2 (the "Class A Certificates") were issued in an original aggregate principal amount of $250,399,971.90. The Class A Certificates represented beneficial interests of approximately 90.75% in the Trust Fund created pursuant to a Pooling and Servicing Agreement dated as of June 1, 1991 by and among Merrill Lynch Mortgage Investors, Inc, as seller, Merrill Lynch Credit Corporation, f/k/a Merrill Lynch Equity Management, Inc, as master servicer, and Bankers Trust of America, N.A. & S.A., (successor to Security Pacific
National Bank) as trustee. This Supplement to the above-referenced Prospectus Supplement (the "Prospectus Supplement") supplements and updates certain of the information set forth in the Prospectus Supplement. Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

     The first two tables set forth after the first paragraph under the heading "MLEM and its PrimeFirst Mortgage Program--Delinquency and Loan Loss Experience" on page S-19 of the Prospectus Supplement are hereby updated, in their entirety, as follows:

                                     1991F

         PRIMEFIRST(Registered Trademark) LOAN DELINQUENCY EXPERIENCE
                            (Dollars in Thousands)


                              December 31, 1997        December 31, 1996         December 31, 1995
                           ------------------------  -----------------------  ------------------------
                            Number of                Number of                Number of
                           PrimeFirst    Principal   PrimeFirst   Principal   PrimeFirst   Principal
                              Loans       Amount       Loans       Amount       Loans        Amount
                           ------------  ----------  -----------  ----------  -----------  -----------
PrimeFirst Loans
  Outstanding . . . . . .        14,159  $5,302,950       11,054  $4,331,131        8,272  $ 3,536,761
Delinquency Period
  30-59 Days  . . . . . .           183  $   66,254          180  $   84,297          127  $    56,370
  60-89 Days  . . . . . .            26      18,544           19       6,583           13        7,917
  90 Days or More*  . . .            24      18,072           29      27,590           44       45,749
                           ------------  ----------  -----------  ----------  -----------  -----------
     Total Delinquency  .           233  $  102,870          228  $  118,470          184  $   110,036
                           ============  ==========  ===========  ==========  ===========  ===========

Delinquencies as
  Percent of Number
  of PrimeFirst
  Loans and Principal
  Amount Outstanding  . .         1.65%       1.94%        2.06%       2.74%        2.22%        3.11%

Foreclosures  . . . . . .            39  $   47,396           29  $   39,100           28  $    38,209

Foreclosures as
  Percent of Number
  of PrimeFirst Loans
  and Principal Amount
  Outstanding . . . . . .         0.28%       0.89%        0.26%       0.90%        0.34%        1.08%

_________________________________
*  Does not include loans subject to bankruptcy proceedings.


            PRIMEFIRST(Registered Trademark) LOAN LOSS EXPERIENCE
                            (Dollars in Thousands)

                                                 Year Ended        Year Ended          Year Ended
                                             December 31, 1997  December 31, 1996  December 31, 1995
                                             ------------------ -----------------  -------------------
Average Principal Balance of
  PrimeFirst Loan Portfolio . . . . . . . .          $4,817,041        $3,933,946           $3,444,045
Average Number of PrimeFirst
  Loans Outstanding
  During the Period . . . . . . . . . . . .              12,607             9,663                7,944

Gross Charge-offs . . . . . . . . . . . . .         $     5,363       $     6,157          $     1,840
Recoveries  . . . . . . . . . . . . . . . .         $        99       $         0          $         0
                                             ------------------ -----------------  -------------------
Net Charge-offs . . . . . . . . . . . . . .         $     5,264       $     6,157          $     1,840
                                             ================== =================  ===================
Net Charge-offs as a Percent
  of Average Principal
  Balance Outstanding . . . . . . . . . . .               0.11%             0.16%                0.05%


     Additionally, the information contained in the table entitled "Range of Cut-Off Date Principal Balances" and "Range of Margins" under the heading "The Mortgage Pool" on pages S-14 and S-16, respectively, of the Prospectus Supplement is hereby updated to indicate, as of December 31, 1997, the Mortgage Loan Balances and margins of the Mortgage Loans:

                                     1991F

             RANGE OF PRINCIPAL BALANCES AS OF DECEMBER 31, 1997


                                                     Number of                           % of Mortgage
                  Range of                           Mortgage         Principal             Pool by
             Principal Balances                        Loans           Balance         Principal Balance
----------------------------------------------       ---------    ----------------     -----------------
$        0.00-   49,999.99 . . . . . . . . . .            1       $      49,041.68            0.06%
$   60,000.00-   74,999.99 . . . . . . . . . .            2             138,558.73            0.16
$   75,000.00-   99,999.99 . . . . . . . . . .            4             377,592.54            0.45
$  100,000.00-  149,999.99 . . . . . . . . . .            4             420,898.88            0.50
$  150,000.00-  199,999.99 . . . . . . . . . .            4             664,886.31            0.79
$  200,000.00-  249,999.99 . . . . . . . . . .            6           1,324,303.99            1.57
$  250,000.00-  299,999.99 . . . . . . . . . .           26           7,503,382.24            8.92
$  300,000.00-  349,999.99 . . . . . . . . . .           21           6,790,138.06            8.07
$  350,000.00-  399,999.99 . . . . . . . . . .           10           3,771,110.45            4.48
$  400,000.00-  449,999.99 . . . . . . . . . .           11           4,774,398.54            5.67
$  450,000.00-  499,999.99 . . . . . . . . . .            6           2,836,228.66            3.37
$  500,000.00-  549,999.99 . . . . . . . . . .            3           1,541,578.14            1.83
$  550,000.00-  599,999.99 . . . . . . . . . .            9           5,185,858.10            6.16
$  600,000.00-  649,999.99 . . . . . . . . . .            5           3,062,653.98            3.64
$  650,000.00-  699,999.99 . . . . . . . . . .            5           3,374,139.18            4.01
$  700,000.00-  749,999.99 . . . . . . . . . .            3           2,150,045.96            2.56
$  750,000.00-  799,999.99 . . . . . . . . . .            5           3,948,985.52            4.69
$  800,000.00-  849,999.99 . . . . . . . . . .            2           1,649,779.67            1.96
$  850,000.00-  899,999.99 . . . . . . . . . .            1             886,467.08            1.05
$  900,000.00-  949,999.99 . . . . . . . . . .            3           2,732,000.00            3.25
$  950,000.00-  999,999.99 . . . . . . . . . .            3           2,974,582.54            3.54
$1,000,000.00-1,099,999.99 . . . . . . . . . .            8           8,094,947.22            9.65
$1,100,000.00-1,199,999.99 . . . . . . . . . .            3           3,440,638.73            4.09
$1,200,000.00-1,299,999.99 . . . . . . . . . .            2           2,463,917.17            2.93
$1,400,000.00-1,499,999.99 . . . . . . . . . .            1           1,400,000.00            1.66
$1,900,000.00-1,999,999.99 . . . . . . . . . .            1           1,900,000.00            2.26
$2,000,000.00-2,099,999.99 . . . . . . . . . .            1           2,065,000.00            2.45
$2,400,000.00-2,499,999.99 . . . . . . . . . .            1           2,498,951.62            2.97
$2,700,000.00-2,799,999.99 . . . . . . . . . .            1           2,750,000.00            3.27
$3,000,000.00 or Higher  . . . . . . . . . . .            1           3,360,644.96            3.99
                                                     ---------    ----------------     -----------------
                    TOTALS  . . . . . . .               153         $84,130,729.95          100.00%
                                                     =========    ================     =================

                                     1991F

                   RANGE OF MARGINS AS OF DECEMBER 31, 1997

                                                                                      % of Mortgage
                                      Number of                                          Pool by
      Margin/(1)/                  Mortgage Loans           Principal Balance       Principal Balance
-----------------------            --------------          -------------------     -------------------
        -0.250%                          25                 $ 32,771,284.27                38.95%
        -0.125%                          32                   20,697,107.98                24.60
         0.000%                          96                   30,662,337.70                36.45
                                   --------------          -------------------     -------------------
      TOTALS                            153                 $ 84,130,729.95               100.00%
                                   ==============          ===================     ===================

________________________
(1) The Margin is subtracted from the applicable Prime Index to arrive at the Mortgage Rate; provided that the Mortgage Rate will not exceed 18.00% per annum.
                             ____________________

               The date of this Supplement is April 13, 1998.